UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 12, 2013

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

HLC Approves Proposed Change in Apollo Group, Inc. Class B Voting Stock Trust

On November 12, 2013, the Higher Learning Commission, a commission member of the North Central Association of Colleges and Schools (“HLC”), notified University of Phoenix, Western International University and The College for Financial Planning Institutes (the “Apollo Institutions”), which are operated by wholly-owned subsidiaries of Apollo Group, Inc. (“Apollo Group,” “we”, “our” and “us”), that HLC had approved certain proposed changes in the voting stock trust that owns approximately 51% of our outstanding voting stock (the “Voting Stock Trust”). HLC is the regional accreditor of the Apollo Institutions.

The Voting Stock Trust currently holds 51.2% of our outstanding Class B common stock, the only class of Apollo Group voting stock. The trust is a revocable, grantor trust, of which the sole trustee is our founder, Dr. John G. Sperling. As previously disclosed, upon Dr. Sperling’s death or future incompetency, the Voting Stock Trust would become irrevocable and Mr. Peter V. Sperling, Ms. Terri Bishop and Ms. Darby Shupp, all of whom are members of our Board of Directors, would automatically be appointed as successor trustees and the trustees of the trust would have the sole power to appoint successor and additional trustees. Mr. Sperling is the Chair of our Board of Directors and the beneficial owner of approximately 49% of our outstanding voting common stock. Ms. Bishop is the Vice Chair of our Board of Directors.

Dr. Sperling has proposed to convert the Voting Stock Trust into an irrevocable trust and to appoint Mr. Sperling, Ms. Bishop and Ms. Shupp as the trustees, with the sole power, as trustees, to appoint successor and additional trustees. This proposed change would be effected by amending the Voting Stock Trust and would be implemented after all necessary regulatory approvals have been obtained. After the proposed amendment, Dr. Sperling would continue to have a limited power to direct the disposition of the shares held by the Voting Stock Trust during his lifetime or upon his death, subject to the transfer restrictions in the Shareholder Agreement among us and the holders of our Class B common stock, dated September 7, 1994, as amended, relating to the ownership and transfer of our Class B common stock.

HLC’s approval of the proposed changes in the Voting Stock Trust is subject to the condition that each of the Apollo Institutions hosts a visit by HLC within six months after the effectiveness of the change focused on ascertaining the appropriateness of the approval, implications for succession planning, and the effect, if any, of the change in trust arrangements on Apollo Group and the Apollo Institutions and their ability to continue to meet HLC’s Criteria for Accreditation and Assumed Practices. HLC has informed the University of Phoenix and Western International University that the universities would remain on their current Notice status and on the Standard Pathway for subsequent reaccreditation.

The Apollo Institutions intend to consult with the U.S. Department of Education regarding any necessary approvals from the Department to make the proposed changes in the Voting Stock Trust. We cannot predict the outcome of this consultation or whether the Department will seek to impose conditions on the Apollo Institutions in connection with any required approval.

The proposed changes to the Voting Stock Trust are intended to reduce the regulatory uncertainty associated with the future death or incompetency of Dr. Sperling. For a discussion of the risks associated with these possible change of control matters, see If regulators do not approve or delay their approval of transactions involving a change of control of our company, our eligibility to participate in Title IV programs, our accreditation and our state licenses may be impaired in a manner that materially and adversely affects our business, under Risk Factors in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 22, 2013 and available on our website at www.apollo.edu.

The information in Item 8.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

November 14, 2013	By:	/s/ Brian L. Swartz
	Name:	Brian L. Swartz
	Title:	Senior Vice President and Chief Financial Officer